Exhibit 99.1

VESTIN GROUP, INC. SENIOR MANAGEMENT CHANGES;

SETTLEMENT OF ARROYO HEIGHTS MATTER

LAS VEGAS — February 13, 2004-Vestin Group, Inc. (Nasdaq:VSTN) today said that in line with its cost control program announced last week, several changes at the senior management level have been effected.

Lance Bradford, chief financial officer of Vestin Funds I, II and III, will assume the additional responsibilities of chief financial officer of Vestin Group, succeeding John Alderfer. Mr. Bradford will relinquish his title of president in order to devote all of his energies to the chief financial officer functions.

Michael Shustek, chairman and chief executive officer of Vestin Group, will assume the additional title of president, as well as the day-to-day operational responsibilities associated with that function.

The company also announced that on February 5, 2004 it entered into a settlement of the Arroyo Heights matter, referenced in its 10-k for the year ended December 31, 2002 filed with Securities and Exchange Commission. Implementation of the settlement is pending. The company said it expects that the settlement will result in the reversal of a previously recorded $4.8 million reserve.

About Vestin Group

Vestin Group, Inc. is engaged in asset management, real estate lending, and other financial services. Its subsidiary, Vestin Mortgage, Inc. has facilitated more than $1.5 billion in lending transactions since 1995. Through Vestin Mortgage, Vestin Group manages three funds, Vestin Fund I, LLC, a mortgage fund, Vestin Fund II, LLC, a mortgage fund, and Vestin Fund III, LLC, a mortgage and real estate fund.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Vestin’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Vestin’s Annual Report or Form 10-K for the most recently ended fiscal year.

Contact:

Steven D. Stern
702.734.3388